As filed with the Securities and Exchange Commission on February 12, 2007
Registration No. 333-140433

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Medical Properties Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	20-0191742 (I.R.S. Employer Identification Number)
1000 Urban Center Drive, Suite 501
Birmingham, AL 35242
(205) 969-3755
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Edward K. Aldag, Jr.
Chairman, President, Chief Executive Officer
Medical Properties Trust, Inc.
1000 Urban Center Drive, Suite 501
Birmingham, AL 35242
(205) 969-3755
(Name, address, including zip code, and telephone number, including area code, of agent for service)
with copies to:

Ettore A. Santucci, Esq. Yoel Kranz, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000	Thomas O. Kolb, Esq. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC Wachovia Tower 420 20th Street North, Suite 1600 Birmingham, Alabama 35203 (205) 328-0480
Approximate date of commencement of the proposed sale to the public:
From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered(1)	Registered(2)(3)	Per Unit(3)(4)(5)	Offering Price(4)(6)	Registration Fee(7)
Common Stock, par value $0.001 per share
Preferred Stock, par value $0.001 per share
Debt Securities
Total:	$1,000,000,000		$1,000,000,000	$107,000

(1)	This registration statement also covers such indeterminate amount of securities as may be issued in exchange for or upon conversion of, as the case may be, the securities registered hereunder.

(2)	An indeterminate number of or aggregate principal amount of the securities is being registered as may at various times be issued at indeterminate prices, with an aggregate public offering price not to exceed $1,000,000,000 or the equivalent thereof in one or more currencies or, if any debt securities are issued at any original issuance discount, such greater principal amount as shall result in an aggregate initial offering price of $1,000,000,000.

(3)	Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.

(4)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended and exclusive of accrued interest, if any.

(5)	The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with, and at the time of, the issuance of the securities registered hereunder.

(6)	Includes consideration to be received by us for registered securities that are issuable upon exercise, conversion or exchange of other registered securities.

(7)	Previously paid.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE:
This Pre-Effective Amendment No. 1 to our Registration Statement on Form S-3 (File No. 333-140433) is being filed solely for the purpose of adding certain exhibits not previously filed with the Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     We have and will continue to incur the following expected expenses in connection with the securities being registered hereby. All amounts, other than the SEC registration fee, are estimated. We expect to incur additional fees in connection with the issuance and distribution of the securities registered hereby but the amount of such expenses cannot be estimated at this time as they will depend upon the nature of the securities offered, the form and timing of such offerings and other related matters:

Securities and Exchange Commission Registration Fee	$107,000
Legal Fees and Expenses	150,000
Accountant’s Fees and Expenses	75,000
Printing and Engraving Expenses	150,000
Transfer Agent Fees	10,000
Trustee Fees	10,000
Miscellaneous	150,000

Total	$652,000

Item 15. Indemnification of Directors and Officers
     We maintain a directors and officers liability insurance policy. Our charter limits the personal liability of our directors and officers for monetary damages to the fullest extent permitted under current Maryland law, and our charter and bylaws provide that a director or officer shall be indemnified to the fullest extent required or permitted by Maryland law from and against any claim or liability to which such director or officer may become subject by reason of his or her status as a director or officer of our company. Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:
•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.
     Our stockholders have no personal liability for indemnification payments or other obligations under any indemnification agreements or arrangements. However, indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals.
     This provision for indemnification of our directors and officers does not limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or to our stockholders, although these equitable remedies may not be effective in some circumstances.
     In addition to any indemnification to which our directors and officers are entitled pursuant to our charter and bylaws and the MGCL, our charter and bylaws provide that we may indemnify other employees and agents to the fullest extent permitted under Maryland law, whether they are serving us or, at our request, any other entity.
     We have entered into indemnification agreements with each of our directors and executive officers, which we refer to in this context as indemnitees. The indemnification agreements provide that we will, to the fullest extent permitted by Maryland law, indemnify and defend each indemnitee against all losses and expenses incurred as a result of his current or past service as our director or officer, or incurred by reason of the fact that, while he was our director or officer, he was serving at our request as a director, officer, partners, trustee, employee or agent of a corporation, partnership, joint venture, trust, other enterprise or employee benefit plan.

We have agreed to pay expenses incurred by an indemnitee before the final disposition of a claim provided that he provides us with a written affirmation that he has met the standard of conduct required for indemnification and a written undertaking to repay the amount we pay or reimburse if it is ultimately determined that he has not met the standard of conduct required for indemnification. We are to pay expenses within 20 days of receiving the indemnitee’s written request for such an advance. Indemnitees are entitled to select counsel to defend against indemnifiable claims.
     The general effect to investors of any arrangement under which any person who controls us or any of our directors, officers or agents is insured or indemnified against liability is a potential reduction in distributions to our stockholders resulting from our payment of premiums associated with liability insurance.
Item 16. Exhibits
     The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.
Item 17. Undertakings
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     Provided, however, That:
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Birmingham, Alabama on February 12, 2007.

MEDICAL PROPERTIES TRUST, INC.
By:	/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President, Chief Financial Officer and Director

POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board, President and Chief	February 12, 2007

Edward K. Aldag, Jr.	Executive Officer

*	Director	February 12, 2007

Virginia A. Clarke

/s/ R. Steven Hamner	Executive Vice President, Chief Financial	February 12, 2007

R. Steven Hamner	Officer and Director

Director

G. Steven Dawson

*	Director	February 12, 2007

Robert E. Holmes, Ph.D.

*	Vice Chairman of the Board	February 12, 2007

William G. McKenzie

*	Director	February 12, 2007

L. Glenn Orr, Jr.

*By: /s/ R. Steven Hamner		February 12, 2007

R. Steven Hamner Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

1.1*	Form of Underwriting Agreement
4.1***	Form of Common Stock Certificate
4.2*	Form of Preferred Stock Certificate
4.3	Form of Indenture
5.1**	Opinion of Goodwin Procter LLP with respect to the legality of the securities being registered
8.1**	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. with respect to certain tax matters
12.1**	Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
23.1**	Consent of KPMG LLP
23.2**	Consent of Parente Randolph, LLC
23.3**	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23.4**	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. (included in Exhibit 8.1)
24.1**	Power of Attorney, included on signature page of the Registrant’s Form S-3
25.1*	Statement of Eligibility on Form T-1

*	To be filed either by amendment or incorporated by reference in connection with the offering of specific securities.

**	Previously filed in the Registrant’s Registration Statement on Form S-3 (File No. 333-140433) filed with the Securities and Exchange Commission on February 2, 2007 and incorporated herein by reference.

***	Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-11, as amended, (File No. 333-119957) filed with the Securities and Exchange Commission on October 26, 2004 and incorporated herein by reference.